Exhibit 10.4

August 13, 2025

Maria Zannes

President and Chief Executive Officer bioAffinity Technologies Inc.

3300 Nacogdoches

Suite 216

San Antonio, TX 78217

Re: General Financial Advisory

Dear Ms. Zannes,

This letter (the “Agreement”) will confirm our understanding that the company known to us as bioAffinity Technologies Inc. (“bioAffinity”, or the “Company”) has engaged WallachBeth Capital LLC (“WallachBeth”) to act as the Company’s financial advisor (in such capacity, “Financial Advisor”) to general financial advisory and investment banking services.

It is understood that the successful consummation of the Warrant Inducement (as defined below) shall be dependent on satisfactory due diligence, market conditions and investor demand among other factors.

Section 1. Scope of Engagement and Services.

1.1.	In connection with its engagement as Financial Advisor, Wallachbeth shall act as the Company’s exclusive lead warrant solicitation agent in connection with its contemplated solicitation of the retirement (“Warrant Inducement”) of the Company’s existing Warrants (as defined below) for new warrants (the “New Warrants”) during the period of time set forth herein.

2	“Warrants” shall mean the warrants issued by the Company on October 21, 2024 and August 5, 2024 to Empery Asset Master, Ltd, Empery Tax Efficient III, LP and Empery Tax Efficient, LP that are exercisable into the Company’s shares of common stock.

Section 2. Compensation.

2.1	The Company shall pay to the Financial Advisor a cash fee consisting of a cash payment equal to seven and a half percent (7.5%) of the total proceeds received from the exercise of any and all of the Warrants during the term of this Agreement in connection with the solicitation by the Financial Advisor (“Solicitation Fee”). The Solicitation Fee will not be payable with respect to Warrants exercised at their original exercise price and with respect to which the Company does not offer the holders of the Warrants any additional consideration for such exercise. Within two business days following the receipt of any proceeds by the Company in connection with the exercise of Warrants, the Company shall pay the Solicitation Fee to the Financial Advisor. In addition, the Company shall issue to WallachBeth or its designee(s) that number of warrants equal to three percent (3.0%) of the number of shares of common stock underlying the New Warrants to be issued to the holders of the Warrants pursuant to the Warrant Inducement.

Section 3. Indemnification. The Company agrees to indemnify WallachBeth in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.

Section 4. Expenses for Warrant Inducement. The Company shall reimburse WallachBeth for all of its agreed-upon, actual and out-of-pocket expenses, including but not limited to reasonable and documented travel, legal fees and other expenses, incurred in connection with the Warrant Inducement, whether or not the Warrant Inducement is completed, subject to presentation of appropriate documentation evidencing such out-of-pocket expenses up to a maximum of $15,000. WallachBeth will not bear any of the Company’s legal, accounting, printing or other expenses in connection with any transaction considered or consummated hereby. It also is understood that WallachBeth will not be responsible for any fees or commissions payable to any finder or to any other financial or other advisor utilized or retained by the Company.

Section 5. WallachBeth’s and the Company’s Relationships with Others. The Company acknowledges that WallachBeth and its affiliates are in the business of providing investment banking, financial advisory and consulting services to others and agrees that the provision of such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement. Nothing contained herein, other than WallachBeth’s obligations relating to the Company’s Confidential Material as provided in Section 6 hereof, shall be construed to limit or restrict WallachBeth or its respective affiliates in conducting such businesses with respect to others or in rendering such services to others.

Section 6. Confidential Information.

(a)	In connection with the rendering of services hereunder, WallachBeth has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed “Confidential Material”, shall be used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by WallachBeth without the prior written consent of the Company. In the event WallachBeth is required by applicable law or legal process to disclose any of the Confidential Material, WallachBeth will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following WallachBeth’s knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, WallachBeth is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, WallachBeth may do so without liability hereunder.

(b)	The Company recognizes that in order for WallachBeth to perform properly its obligations in a professional manner, the Company will keep it informed of, and to the extent practicable, permit it to participate in meetings and discussions between the Company and any third party relating to the matters covered by the terms of WallachBeth’s engagement. If at any time during the course of WallachBeth’s engagement the Company becomes aware of any material change in any of the information previously furnished to WallachBeth, it will promptly advise WallachBeth of the change.

Section 7. Limitation Upon the Use of Advice and Services.

(a)	No person or entity, other than the Company (including its directors, officers and employees), shall be entitled to make use of, or rely upon any advice of WallachBeth to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of WallachBeth. The Company hereby acknowledges that WallachBeth, for services rendered as contemplated by this Agreement, does not make any commitment whatsoever to make a market in any of the Company’s securities on any stock exchange or in any electronic marketplace. Any decision by WallachBeth to make a market in any of the Company’s securities shall be based solely on the independent judgment of WallachBeth’s management, employees, and agents.

(b)	Use of WallachBeth’s name in annual reports or any other report of the Company or releases by the Company requires the prior written approval of WallachBeth unless the Company is required by law to include WallachBeth’s name in such annual reports, other report or release of the Company, in which event the Company shall furnish to WallachBeth copies of such annual reports or other reports or releases using WallachBeth’s names in two (2) business days advance of publication by the Company.

Section 8. Public Announcements. The Company agrees that WallachBeth may place announcements or advertisements or otherwise publicize WallachBeth’s role hereunder subject to an advanced approval in writing, by the Company, of such publication and to any applicable law, including the US. The Company further agrees to include reference to WallachBeth and WallachBeth’s role in the Warrant Inducement in the press releases regarding the Warrant Inducement (the “Press Releases”). WallachBeth shall have the right to review and approve the Press Releases prior to publication, WallachBeth’s approval not to be unreasonably withheld.

Section 9. No Finders or Other Brokers. The Company represents that this agreement does not conflict with any other finder or broker agreement entered into by Company except as listed on EXHIBIT A, and that if another person or entity seeks, claims or is determined to be entitled to payment by Company of a finder’s fee or any type of brokerage commission in connection with the Warrant Inducement contemplated by this Agreement as a result of any agreement or understanding with the Company, this will not reduce Company’s obligations to WallachBeth hereunder (it being understood by the parties that WallachBeth, and not the Company, shall be responsible for the payment of any fees due and owing to any Selected Dealer(s) it engages).

Section 10. Information; Cooperation. The Company will cooperate with and will furnish WallachBeth with all reasonable information and data concerning the Company, Warrants and warrant Inducement, which WallachBeth deems appropriate and will provide WallachBeth with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents that all information and any disclosure materials made available to WallachBeth for distribution to investors will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that to the extent any projections are furnished, such projections will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable. WallachBeth shall not, and shall cause any of its selected dealers not to, deliver to any prospective investors any information concerning the Company, unless the Company has previously consented to the distribution of such information.

Section 11. Right of First Refusal. If this engagement letter has not been previously terminated prior to the consummation of the Warrant Inducement, then for a period of six (6) months from the closing of the Warrant Inducement, the Company will grant to WallachBeth the right of first refusal (the “Right of First Refusal”) to participate in each and every future public and private equity and debt offerings of the Company, or any successor to or any subsidiary of the Company in any US stock exchange during such six (6) month period.

Section 12. Representation and Warranties of the Company in relation to the Warrant Inducement.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and the stockholders of the Company, if required, and no further consent or authorization is required by the Company, the board of directors of the Company or of its stockholders. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement. This Agreement constitutes the legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by insolvency, bankruptcy or other similar laws affecting creditors’ rights generally.

(c) The shares of common stock underlying the Warrants have been duly authorized, have been duly reserved for issuance and upon exercise of the Warrants and payment to the Company of the exercise price therefore, the Warrant Shares will be validly issued, fully paid and non-assessable.

(d) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provisions of Memorandum and Articles of Association of the Company, each as amended to date; (ii) require any consent, approval, authorization or permit from, or filing with or notification to, any United States or foreign governmental or regulatory authority or other third party, except for any such consents approvals, authorizations, permits, filings or notifications, the absence of which would not have a material adverse effect on the Company or the Warrants, (iii) result in a breach of the terms, conditions or provisions of, constitute a default under or cause, permit or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material agreement to which the Company is a party to.

Section 13. Miscellaneous.

(a)	Any notice or communication between the parties hereto shall be sufficiently given if sent by email, certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at: bioAffinity Technologies Inc, 3300 Nacogdoches, Suite 216, San Antonio, TX 78217 or if to WallachBeth, addressed to them at: Harborside Financial Plaza 5, 185 Hudson St., STE 1410, Jersey City, NJ 07311, facsimile 201- 432-6824. Such notice or other communication shall be deemed to be given on the date of receipt.

(b)	This Agreement embodies the entire agreement and understanding between the Company and WallachBeth and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings that WallachBeth may have had with the Company related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and WallachBeth.

(c)	This Agreement shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware without regard to principles of conflicts of law thereof. Each of WallachBeth and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby will be instituted exclusively in Delaware Courts, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the Delaware Courts in any such suit, action or proceeding. Each of WallachBeth and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding and agrees that service of process upon the Company mailed by certified mail to the Company’s address will be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding and service of process upon WallachBeth mailed by certified mail to WallachBeth’s address will be deemed in every respect effective service process upon WallachBeth, in any such suit, action or proceeding.

(d)	There is no relationship of partnership, agency, employment, franchise or joint venture between the parties. No party has the authority to bind the other or incur any obligation on the other’s behalf.

(e)	No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that WallachBeth is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of the WallachBeth hereunder, all of which are hereby expressly waived.

(f)	The Company hereby acknowledges that WallachBeth is not a fiduciary of the Company. WallachBeth makes no representations or warranties regarding the Company’s ability to secure financing, whether now or in the future.

(g)	This Agreement and the rights hereunder may not be assigned by either party (except by operation of law).

(h)	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

(i)	For the convenience of the parties, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which, taken together, shall constitute one and the same agreement. Facsimile signatures shall be deemed originals for all purposes hereunder.

Section 14.Term; Termination. The Company and WallachBeth agree as follows with respect to termination of this Agreement.

(a)	This Agreement and the retention of WallachBeth hereunder shall remain in full force and effect until the earlier of (i) the closing of the Warrant Inducement, and (ii) twelve (12) months from the date hereof.

(b)	If the Company, within the twelve (12) months following the termination of this Agreement, effects a sale of Securities or warrant inducement with an Introduced Party and such sale or warrant inducement shall be deemed to give rise to the compensation set forth in Section 2, payable in full by the Company to WallachBeth, upon the completion of such transaction. (“Introduced Parties,” shall mean potential investors or business partners that WallachBeth introduces to the Company by direct meeting or presentation; provided that such term shall include investors in this Warrant Inducement and direct meetings or presentations with the Introduced Parties and others who may be indirectly introduced to WallachBeth by Introduced Parties – that is, if an Introduced Party, introduces the Company to a third party and communications occur, then that third party is also deemed an Introduced Party).

(c)	The termination of this Agreement shall not relieve the Company or the WallachBeth from the provisions of this Agreement relating to indemnification, limitation of liabilities, contribution, settlement, the provisions relating to the payment of fees and expenses, confidentiality, the status of the WallachBeth as an independent contractor, the limitation on to whom the WallachBeth shall owe any duties in this Agreement. Any termination of this Agreement pursuant to this Section 14 shall not affect the reimbursement or indemnification provisions set forth herein or the provisions of Section 2, Section 3 and Section 4, all of which will remain in full force and effect. If the foregoing correctly sets forth our understanding with respect to the subject matter hereto, please confirm the same by executing and returning to us the duplicate copy of this Engagement Agreement.

[Signature page follows]

WALLACHBETH CAPITAL LLC

By:	/s/ Eric Schweitzer
Eric Schweitzer
Chief Compliance Officer

Agreed to and Accepted as of the date above bioAffinity Technologies Inc.

By:	/s/ Maria Zannes
Maria Zannes
President & Chief Executive Officer

EXHIBIT A – FINDERS AND OTHER BROKERS

None

ANNEX A

INDEMNIFICATION

The Company agrees to indemnify and hold harmless WallachBeth and its affiliates and their respective officers, directors, employees, agents (including selected dealers) and controlling persons (WallachBeth and each such person being an “Indemnified Party”), from and against any losses, claims, damages and liabilities (including reasonable attorney’s fees and expenses), joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the offering memorandum and any other materials in connection with the Warrant Inducement, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of one legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense (i) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the offering memorandum and any other materials in connection with the Warrant Inducement or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by WallachBeth or its agent expressly for use therein, or (ii) is found in a final judgment by a court of competent jurisdiction to have resulted in whole or in part from WallachBeth’s bad faith or gross negligence.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of WallachBeth pursuant to, or the performance by WallachBeth of the services contemplated by, the engagement letter, except to the extent any loss, claim, damage or liability if found in a final judgment by a court of competent jurisdiction to have resulted in whole or in part from WallachBeths’ bad faith or gross negligence.

If the indemnification of an Indemnified Party provided for this letter agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and WallachBeth, on the other hand.

Promptly after receipt by WallachBeth or any other Indemnified Party of any notice of any proceeding, or the commencement of any legal action or proceeding in respect of which indemnity may be sought against the Company, WallachBeth or such other Indemnified Party shall notify the Company promptly in writing of the receipt of any such notice or commencement of such an action or proceeding. In the event the Company shall be obligated under this Indemnification Annex to indemnify WallachBeth and/or such other Indemnified Party, the Company may assume and control all aspects of the defense of such proceeding, including, inter alia, selection of counsel (which counsel shall be reasonably acceptable to WallachBeth) and, subject to the next paragraph, settlement; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ reasonably acceptable counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by WallachBeth.

The Company agrees that it will not, without the prior written consent of WallachBeth, which consent shall not be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not WallachBeth or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such WallachBeth and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding.

If WallachBeth or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse WallachBeth for all reasonable expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part or the completion of WallachBeth’s services thereunder.

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